Exhibit 11

Consent of Independent Registered Public Accounting Firm

We agree to the inclusion in this Annual Report on Form 1-K of Siouxland Renewable Holdings, LLC of our report, dated November 6, 2020, on our audit of the financial statements of Siouxland Renewable Holdings, LLC for the year ended September 30, 2020.

/s/ RSM US LLP

Sioux Falls, South Dakota

November 6, 2020